As filed with the Securities and Exchange Commission on September 5, 2002
                                                           Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                          KRISPY KREME DOUGHNUTS, INC.
             (Exact name of registrant as specified in its charter)

         North Carolina                                      56-2169715
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                              370 Knollwood Street
                       Winston-Salem, North Carolina 27103
                                 (336) 725-2981
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                               Randy S. Casstevens
                      Chief Financial Officer and Treasurer
                              370 Knollwood Street
                       Winston-Salem, North Carolina 27103
                                 (336) 725-2981

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                    copy to:
                            Gerald S. Tanenbaum, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                         ------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered to on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                 Amount to be         Proposed Maximum             Proposed Maximum             Amount of
   Title of Securities to be       Registered    Offering Price Per Share (1) Aggregate Offering Price (1)   Registration Fee
           Registered
------------------------------------------------------------------------------------------------------------------------------
  Common stock, no par value     596,360 shares             $34.87                   $20,795,073.20              $1,913.14
------------------------------------------------------------------------------------------------------------------------------
  Preferred stock purchase       596,360 rights              N/A                          N/A                       N/A
  rights (2)
==============================================================================================================================


(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the company's common stock as reported on The New York Stock Exchange on September 3, 2002.

(2) A right to purchase a fraction of a share of the company's preferred stock is attached to each share of common stock. See "Description of Capital Stock". The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


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The information in this prosepctus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.





                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2002



PROSPECTUS



                          KRISPY KREME DOUGHNUTS, INC.




                         596,360 Shares of Common Stock



     This prospectus relates to the offer and sale of an aggregate of 596,360 shares of the common stock of Krispy Kreme Doughnuts, Inc. by the selling shareholders listed under the heading "Selling Shareholders." These shares were originally issued by us on August 22, 2002 in connection with our purchase of an equity interest in Glazed Investments, LLC, one of our area developer joint ventures.

     Our common stock is traded on The New York Stock Exchange under the symbol KKD. The last reported sale price of our common stock as reported by the New York Stock Exchange on September 4, 2002 was $34.28 per share.

                           ---------------------------



     See "Risk Factors" for a discussion of certain factors which should be considered in an investment of securities offered hereby.

                           ---------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ---------------------------


                     The date of this prospectus is , 2002.

                                TABLE OF CONTENTS

                                                                            Page

RISK FACTORS..................................................................1
USE OF PROCEEDS...............................................................5
SELLING SHAREHOLDERS..........................................................6
PLAN OF DISTRIBUTION..........................................................8
DESCRIPTION OF CAPITAL STOCK..................................................9
LEGAL MATTERS................................................................13
EXPERTS......................................................................13
WHERE YOU CAN FIND MORE INFORMATION..........................................14


                          ---------------------------


     You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.

     This prospectus contains certain forward-looking statements regarding our future financial condition and results of operations and our business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this prospectus (including under the caption "Risk Factors") and in our filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words "expect," "estimate," "anticipate," "predict" and similar expressions are intended to identify forward-looking statements.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding to purchase shares of our common stock.

Risks Particular to Krispy Kreme

Our growth strategy depends on opening new Krispy Kreme stores, both domestically and ultimately internationally. Our ability to expand our store base is influenced by factors beyond our control, which may slow store development and impair our strategy.

     Our growth strategy includes, among other things, opening additional stores, both domestically and ultimately internationally. The opening and success of these stores is dependent in part on a number of factors, which neither we nor our franchisees can control. If we are not able to address these factors successfully, we may not be able to expand at the rate currently contemplated by our strategy.

If our franchisees cannot develop or finance new stores or build them on suitable sites, our growth and success will be impeded.

     Our business is dependent upon our franchisees' developing new franchised stores. Our franchisees consist of associates who operate under our original franchising program developed in the 1940s and area developers who operate under our franchising program developed in the mid-1990s. We anticipate most new store growth will be from area developers. Although associates have the exclusive rights to develop their assigned geographic territories, most are not contractually obligated to develop additional stores. Area developers are generally required under development agreements they enter into with us to develop a predetermined number of stores in their areas over the term of their development agreements. Area developers may not have access to the financial resources that they need to open the stores required by their development schedules or may be unable to find suitable sites to develop them on. They may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and approvals or meet construction schedules. Any of these problems could slow our growth, impair our strategy and reduce our franchise revenues.

If our franchisees cannot open new stores on schedule, our growth and success will be impeded.

     Delays in store openings could adversely affect our future operations by slowing new store growth and reducing our franchise revenues. Most area development agreements specify a schedule for opening stores in the territory covered by the agreement. These schedules form the basis for our expectations regarding the number and timing of new store openings. In the past, we have agreed to extend or modify development schedules for certain area developers, and we may do so in the future.

We may be harmed by actions taken by our franchisees that are outside of our control.

     Area developers and associates are generally independent contractors and are not our employees. We provide training and support to area developers and associates, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area developers and associates may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and systemwide sales could decline.

We are the exclusive supplier of doughnut mixes, other key ingredients and flavors to all Krispy Kreme stores. If we have any problems supplying these ingredients, our stores' ability to make doughnuts will be negatively affected.

     We are the exclusive supplier of doughnut mixes and other key ingredients and flavors to all of our company-owned and franchised stores. If our business expands according to our growth strategy, we will require additional capacity to produce our doughnut mixes and other ingredients. In addition, as our business continues to expand on the West Coast and in other geographic areas, both domestic and international, which are located at greater distances from our manufacturing facilities in Winston-Salem, North Carolina and Effingham, Illinois, we may incur greater costs in supplying our doughnut mixes and other ingredients to these areas and may need to establish one or more additional manufacturing plants. Although we have a backup source to manufacture our doughnut mixes in the event of the loss of our Winston-Salem and Effingham plants, these backup facilities do not regularly produce our doughnut mixes. Any interruption of existing or planned production capacity at our manufacturing plants could impede our ability or that of our franchisees to make doughnuts. In addition, because we generally enter into long-term purchase agreements with our suppliers, in the event that any of these relationships terminate unexpectedly, even where we have multiple suppliers for the same ingredient, we may not be able to obtain adequate quantities of the same high-quality ingredient at competitive prices.

We are the only manufacturer of our doughnut making equipment. If we have any problems producing this equipment, our stores' ability to make doughnuts will be negatively affected.

     We manufacture our custom doughnut making equipment in one facility in Winston-Salem, North Carolina. Although we have limited backup sources for our equipment, obtaining our equipment quickly in the event of the loss of our Winston-Salem plant would be difficult and would jeopardize our ability to supply equipment to new stores or new parts for the maintenance of existing equipment in established stores on a timely basis.

Any interruption in the delivery of glaze flavoring from our only supplier could impair our ability to make our top product.

     We are dependent on a sole supplier for our glaze flavoring. Although we are in the process of identifying an alternative source to produce our glaze flavoring, we have not entered into an arrangement with such a source, and any interruption in the distribution from our current supplier could affect our ability to produce our signature Hot Original Glazed.

We are subject to franchise laws and regulations that govern our status as a franchisor and regulate some aspects of our franchisee relationships. Our ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.

     Krispy Kreme, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised stores will negatively affect us and our growth strategy more than if we planned to develop additional company stores.

Our quarterly results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in our stock price.

     Our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. For this reason, you should not rely upon our quarterly operating results as indications of future performance. In some future periods, our operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of our common stock to fall. Factors, such as seasonality, inclement weather, power availability and unanticipated increases in labor, commodity, energy, insurance or other operating costs may cause our quarterly results to fluctuate.

You should not rely on our comparable store sales as an indication of our future results of operations because they may fluctuate significantly.

     A number of factors have historically affected, and will continue to affect, our comparable store sales results, including, among other factors:

     o    Unusually strong initial sales performance by new stores

     o    Competition

     o    General regional and national economic conditions

     o    Consumer trends

     o    Adverse weather conditions

     o    Our ability to execute our business strategy effectively

     It is not reasonable to expect our comparable store sales to increase at rates achieved over the past several years. Changes in our comparable store sales results could cause the price of our common stock to fluctuate substantially.

Some of our directors own Krispy Kreme franchises. The interests of these directors, therefore, may be potentially in conflict with our interests.

     Some of our directors own Krispy Kreme franchises. As directors of Krispy Kreme, these individuals influence the way our business is managed and the formulation of business strategies. The interests of these directors may, therefore, potentially be in conflict with our interests.

Our failure or inability to enforce our trademarks could adversely affect the value of our brand.

     We own certain common law trademark rights and a number of federal trademark and service mark registrations. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent imitation by others, which might harm our image or our brand position. Although we are not aware of anyone else who is using "Krispy Kreme," "Hot Original Glazed" or "Hot Doughnuts Now" as a trademark or service mark, we are aware that some businesses are using "Krispy" or a phonetic equivalent as part of a trademark or service mark associated with retail doughnut stores. We believe that, in the instances where "Krispy" or a phonetic equivalent is used, we have superior rights and are taking the necessary legal actions. There may, however, be similar uses we are unaware of which could arise from prior users. These uses could limit our operations and possibly cause us to incur litigation costs or pay damages or licensing fees to a prior user or registrant of similar intellectual property.

Risks relating to the food service industry

The food service industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our doughnuts, which would reduce sales and harm our business.

     Food service businesses are often affected by changes in consumer tastes; national, regional and local economic conditions; and demographic trends. Individual store performance may be adversely affected by traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing stores. Our sales could also be affected by changing consumer tastes -- for instance, if prevailing health or dietary preferences cause consumers to avoid doughnuts in favor of foods that are perceived as more healthy. Moreover, because we are dependent on a single product -- doughnuts -- if consumer demand for doughnuts should decrease, our business would suffer more than if we had a more diversified menu, as many food service businesses do.

The food service industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid our products and result in liabilities.

     Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores, including stores operated by our franchisees. Adverse publicity about these allegations may negatively affect us and our franchisees, regardless of whether the allegations are true, by discouraging customers from buying our products. Because one of our competitive strengths is the taste and quality of our doughnuts, adverse publicity relating to food quality or other similar concerns affects us more than it would food service businesses that compete primarily on other factors. We could also incur significant liabilities if a lawsuit or claim results in a decision against us, or litigation costs regardless of the result.

Our success depends on our ability to compete with many food service businesses.

     We compete with many well-established food service companies. At the retail level, we compete with other doughnut retailers and bakeries, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. At the wholesale level, we compete primarily with grocery store bakeries, packaged snack foods and vending machine dispensers of snack foods. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our stores' sales and profit margins. Moreover, many of our competitors are less dependent on a single, primary product than we are. Many of our competitors or potential competitors have substantially greater financial and other resources than we do which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. As competitors expand their operations, we expect competition to intensify. In addition, the start-up costs associated with retail doughnut and similar food service establishments are not a significant impediment to entry into the retail doughnut business. We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders. All of the proceeds from the sale of shares of common stock by the selling shareholders will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table shows information regarding ownership of the shares of common stock held by the selling shareholders. These shares were originally issued by us on August 22, 2002 in connection with our purchase of an equity interest in Glazed Investments, LLC, one of our area developer joint ventures. Prior to this purchase, we held a 30.3% interest in Glazed Investments, LLC and, following this purchase, we hold a 74.72% interest.


                                           Number of Shares of                            Number of Shares of
                                              Common Stock                                    Common Stock
Name                                       Beneficially Owned       Percent of Class       Registered hereby

Glazed Jordan Investors, Inc.                  232,868                      *                  232,868
Leucadia Investors, Inc.                        53,317                      *                   53,317
The JW/Jen Trust **                             33,150                      *                   33,150
David W. Zalaznick **                           33,150                      *                   33,150
Jonathan F. Boucher                             32,237                      *                   32,237
A. Richard Caputo, Jr. **                       21,491                      *                   21,491
Adam E. Max                                     17,061                      *                   17,061
The Lowden Family Trust                         15,995                      *                   15,995
Paul Rodzevik                                    3,359                      *                    3,359
Douglas Zych                                     2,665                      *                    2,665
James E. Jordan Profit Sharing Plan
     and Trust                                     839                      *                      839
JII Partners                                    16,798                      *                   16,798
Thomas H. Quinn                                 25,197                      *                   25,197
Dennis Hogerty                                   3,550                      *                    3,550
Jerald Dunn                                      1,904                      *                    1,904
Gary W. Hubert                                   8,658                      *                    8,658
Stewart Bailey                                  23,119                      *                   23,119
Augustus F. Hothorn Trust                       26,216                      *                   25,976
Osborn Holdings, LLC                            45,026                      *                   45,026

-----------------------

* Less than 1%.

** David W. Zalaznick, A. Richard Caputo, Jr. and John W. Jordan II, sole trustee of the JW/Jen Trust, served as Managers of Glazed Investments, LLC from February 27, 2000 until August 22, 2002.


     The selling shareholders have represented to us that they acquired the shares of common stock for their own accounts for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling shareholders may wish to be legally permitted to sell the shares when they deem appropriate, we agreed with the selling shareholders to file with the Commission under the Securities Act this registration statement of which this prospectus is a part with respect to the sale of the shares from time to time in ordinary broker's transactions on The New York Stock Exchange or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, in transactions in the over-the-counter market, in privately negotiated transactions, or through a combination of these methods of sale. We have agreed to keep the registration of the shares offered hereby effective until the earlier of (i) the date when all of the shares offered by the selling shareholders have been sold, (ii) two years from the date the shares were issued and (iii) the date when all the shares are eligible for resale during any three-month period under Rule 144 of the Securities Act.

                              PLAN OF DISTRIBUTION

     All of the shares offered hereby may be sold from time to time by the selling shareholders or by their registered assigns. The shares offered hereby may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

     The selling shareholders may be deemed to be statutory underwriters under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated by the selling shareholders. The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders (including in connection with the distribution of the common stock by such broker-dealers). The selling shareholders may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling shareholders may also sell shares in accordance with Rule 144 of the Securities Act, if Rule 144 is then available.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed broker-dealers.

     We will pay all of the expenses incident to the filing of this registration statement, estimated to be $23,000.00. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. The selling shareholders will pay all other expenses incident to the offering and sale of the shares to the public, including commissions and discounts of underwriters, brokers, dealers or agents, if any.

                          DESCRIPTION OF CAPITAL STOCK

     Our articles of incorporation authorize the issuance of up to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors.

Common Stock

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

     Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in our board's resolutions providing for the designation and issue of that series. Our articles also authorize the board of directors to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that we issue. Without seeking any shareholder approval, our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, we have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Krispy Kreme's Articles of Incorporation, Bylaws and Shareholder Rights Plan

     The rights of our shareholders are governed by provisions in our articles of incorporation, bylaws and shareholder rights plan that are intended to affect any attempted change in control. Our articles of incorporation opt us out of some provisions of North Carolina law that would otherwise affect attempted changes in control of Krispy Kreme.

Classification of Directors

     Our bylaws provide that our board of directors consists of not more than 15 nor less than nine members. The board of directors has the power to set the authorized number of directors by majority vote of the whole board within those limits. The board currently consists of eleven directors, two of whom are employed by Krispy Kreme and four of whom are Krispy Kreme franchisees. Our bylaws also divide the board into three classes serving staggered three-year terms. The classification of directors could prevent a shareholder, or group of shareholders, having majority voting power, from obtaining control of our board until the second annual shareholders' meeting following the date that the shareholder, or group of shareholders, obtains majority voting power. Thus, this provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

     In the first quarter of fiscal 2003, we announced that we intend to add two additional independent directors to the board. This process is currently underway and will expand the board from eleven to thirteen seats.

Advance Notice Provisions

     Our bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if our Secretary receives the written notice not less than 40 days prior to the scheduled annual meeting. If less than 50 days' notice of the meeting is given or made by us to the shareholders, a shareholder's notice will be timely if received by our Secretary on the tenth day following the date such notice was given or made. The bylaws also specify the form and content of a shareholder's notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

     Our board of directors has declared a dividend of one preferred share purchase right for each share of Krispy Kreme common stock. Each share purchase right entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock at a price of $96.00 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- have acquired beneficial ownership of 15% or more of our outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of our outstanding shares of common stock. If we are acquired in a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the share purchase right exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise, and without paying the exercise price, the number of shares of Krispy Kreme common stock with a market value equal to the share purchase right exercise price. Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event we liquidate, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by Krispy Kreme. At any time before an acquiring person acquires beneficial ownership of 15% or more of our outstanding common stock, our board of directors may redeem the share purchase rights in whole, but not in part, at a price of $.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price. A more detailed description and terms of the share purchase rights are set forth in a rights agreement between Krispy Kreme and Branch Banking and Trust Company, as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in Krispy Kreme shareholders receiving a premium over the market price for their common stock.

Director removal and vacancies

     A director may be removed only with cause by the vote of the holders of a two-thirds majority of the shares entitled to vote for the election of directors. Our bylaws generally provide that any board vacancy may be filled by a majority of the remaining directors, even if less than a quorum, which is normally a majority of the authorized number of directors.

Ability to consider other constituencies

     Our articles of incorporation permit our board of directors, in determining what is believed to be in the best interest of Krispy Kreme, to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other facilities are located and all other factors our directors may consider pertinent, in addition to considering the effects of any actions on Krispy Kreme and our shareholders. Pursuant to this provision, our board of directors may consider many judgmental or subjective factors affecting a proposal, including certain nonfinancial matters. On the basis of these considerations, our board may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Indemnification and Limitations on Liability of Directors and Officers

     Our bylaws provide for indemnification of directors to the fullest extent permitted by North Carolina law. The articles of incorporation, to the extent permitted by North Carolina law, eliminate or limit the personal liability of directors to Krispy Kreme and its shareholders for monetary damages for breach of the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Krispy Kreme under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our bylaws also allow us to indemnify our officers, employees, agents and other persons to the fullest extent permitted by North Carolina law. Our bylaws obligate us, under certain circumstances, to advance expenses to our directors, officers, employees and agents in defending an action, suit or proceeding for which indemnification may be sought. We can also indemnify someone serving at our request as a director, officer, trustee, partner, employee or agent of one of our subsidiaries or of any other organization against these liabilities. Our bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not we would have the power to indemnify that person against these liabilities under North Carolina law. We maintain insurance on behalf of all of our directors and executive officers.

Other Matters

     Krispy Kreme's common stock trades on The New York Stock Exchange under the symbol KKD. Branch Banking and Trust Company is the transfer agent and registrar for our common stock.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Kilpatrick Stockton LLP, Winston-Salem, North Carolina. Cahill Gordon & Reindel, New York, New York is acting as counsel for us in connection with certain legal matters relating to the common stock offered hereby.

                                     EXPERTS

     The consolidated financial statements of Krispy Kreme Doughnuts, Inc. incorporated in this prospectus by reference to the Krispy Kreme Doughnuts, Inc. Annual Report on Form 10-K for the year ended February 3, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as us, that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 that we filed with the Commission to register the resale by the selling shareholders of the shares registered hereby. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement, at prescribed rates, at the Commission's public reference facilities at the address listed above.

     The Commission allows us to "incorporate by reference" information into the prospectus, which means that we can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that we previously filed with the Commission. Our Commission file number is 001-16485. These documents contain important information about us and our finances:

      KRISPY KREME'S SEC FILINGS                      PERIOD

Annual Report on Form 10-K           Fiscal year ended February 3, 2002
Quarterly Report on Form 10-Q        Quarter ended May 5, 2002
Current Reports on Form 8-K          Filed with the Commission on April 5, 2002
                                     and August 29, 2002

     We also incorporate by reference additional documents that we may file with the Commission between the date of the initial filing of the registration statement of which this prospectus is a part and the completion of the resale by the selling shareholders. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to the Chief Financial Officer, Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, telephone number (336) 725-2981.

================================================================================



                          Krispy Kreme Doughnuts, Inc.

                                  Common Stock





                                 ---------------

                                   PROSPECTUS
                                ----------------


















                                     , 2002







================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than discounts and commissions, if any, incurred in connection with the sale of common stock being registered (all amounts are estimated except the Securities and Exchange Commission registration fee). We will bear all expenses incurred in connection with the sale of the common stock being registered hereby, and the selling shareholders will not bear any portion of such expenses, other than commissions and discounts relating to the shares to be sold by the selling shareholders, if any.


Securities and Exchange Commission Registration Fee......      $1,913.14
Legal Fees and Expenses..................................      17,500.00
Accounting Fees and Expenses.............................       2,500.00
Miscellaneous............................................       1,086.86
                                                             -----------

         Total...........................................     $23,000.00
                                                              ==========

Item 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation and Bylaws of Krispy Kreme Doughnuts, Inc. ("Krispy Kreme" or the "Company") provide that our directors and officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by North Carolina law. Under Section 55-8-51 of the North Carolina Business Corporation Act, we may indemnify a present or former director if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in Krispy Kreme's best interests. In all other cases, the director must have believed that his conduct was at least not opposed to our best interests. In the case of any criminal proceeding, the director must have had no reasonable cause to believe his conduct was unlawful. We may not indemnify a director in connection with a proceeding by or in the right of Krispy Kreme in which the director was adjudged liable to us or, in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Under North Carolina law, we may indemnify our officers to the same extent as our directors and to such further extent as is consistent with public policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Krispy Kreme pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Krispy Kreme maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 16.      EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


Exhibit No.         Description

     5 Opinion of Kilpatrick Stockton LLP regarding the legality of the securities being registered.

     23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.3 Consent of Kilpatrick Stockton LLP (included in Exhibit 5).

     24 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

Item 17.      UNDERTAKINGS.

         (A)      The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               (b) To reflect in the prospectus any acts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Winston-Salem, State of North Carolina, on this 4th day of September, 2002.

                             KRISPY KREME DOUGHNUTS, INC.


                             By:    /s/ Randy S. Casstevens
                                  ----------------------------------------------
                                    Name:    Randy S. Casstevens
                                    Title:   Chief Financial Officer

     Each person whose signature appears below in so signing also makes, constitutes and appoints Scott A. Livengood, John W. Tate and Randy S. Casstevens, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on September 4, 2002 by the following persons in the capacities indicated.

   /s/ Scott A. Livengood          Chairman of the Board, President and Chief
   -----------------------         Executive Officer  (Principal Executive
   Scott A. Livengood              Officer)


   /s/ John N. McAleer             Vice Chairman of the Board of Directors and
   --------------------            Executive Vice President, Concept
   John N. McAleer                 Development


   /s/ Randy S. Casstevens         Chief Financial Officer, (Principal
   ------------------------        Financial and Accounting Officer)
   Randy S. Casstevens

   /s/ Frank E. Guthrie            Director
   ---------------------
   Frank E. Guthrie

   /s/ Mary Davis Holt             Director
   ---------------------
   Mary Davis Holt

   /s/ William T. Lynch            Director
   ---------------------
   William T. Lynch

   /s/ Joseph A. McAleer, Jr.      Director
   ---------------------------
   Joseph A. McAleer, Jr.

   /s/ Robert L. McCoy             Director
   --------------------
   Robert L. McCoy

   /s/ James H. Morgan             Director
   --------------------
   James H. Morgan

   /s/ Steven D. Smith             Director
   --------------------
   Steven D. Smith

   /s/ Robert L. Strickland        Director
   -------------------------
   Robert L. Strickland

   /s/ Togo D. West                Director
   -----------------
   Togo D. West

                                INDEX TO EXHIBITS


Exhibit No.         Description

     5 Opinion of Kilpatrick Stockton LLP regarding the legality of the securities being registered.

     23.1 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

     23.3 Consent of Kilpatrick Stockton LLP (included in Exhibit 5).

     24 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

                                                                       Exhibit 5


                       Opinion of Kilpatrick Stockton LLP

September 5, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

              Re: Krispy Kreme Doughnuts, Inc. (the "Company") Registration Statement on Form S-3

Sir/Madam:

We have been requested to advise regarding the legality of 596,360 shares of common stock of the Company, no par value (together with the attached preferred stock purchase rights, the "Shares"), being sold by the selling shareholders named in the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we advise you that in our opinion, the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.

                                                       Very truly yours,

                                                       KILPATRICK STOCKTON LLP

                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 8, 2002, except Note 21 for which the date is March 27, 2002, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Krispy Kreme Doughnuts, Inc.'s Annual Report on Form 10-K for the year ended February 3, 2002. We also consent to the incorporation by reference of our report dated March 8, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Greensboro, North Carolina
September 4, 2002